AlphaMark Advisors Code of Ethics manual
Investment Adviser
Code of Ethics

© Copyright 2017, National Regulatory Services. All rights  reserved.

Table of Contents

1 - Statement of General Policy	3
2 - Access Persons	4
3 - Chief Compliance Officer’s Designee	5
4 - Standards of Business Conduct	6
5 - Custodial Account Reporting	7
6 - Protecting the Confidentiality of Client Information	8
7 - Social Media	10
8 - Prohibition Against Insider Trading	11
9 - Preclearance	13
10 - Personal Securities Transactions	14
11 - Compliance Procedures	16
12 - Personal Securities Trading Limitations	18
13 - Margin Transactions	19
14 - Limit Orders	20
15 - Participation in Affiliated Limited Offerings	21
16 - Interested Transactions	22
17 - Service as an Officer or Director	23
18 - Gifts and Entertainment	24
19 - Political Contributions	25
20 - Covered Associates	26
21 - Rumor Mongering	27
22 - Whistleblower Policy	29
23 - Reporting Violations and Sanctions	30
24 - Records	31
25 - Acknowledgement	32
26 - Definitions	33

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by AlphaMark Advisors, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers   Act”).

This Code establishes rules of conduct for all employees of AlphaMark Advisors, LLC and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that AlphaMark Advisors, LLC and its employees owe a fiduciary duty to AlphaMark Advisors, LLC’s clients to conduct their affairs, including their personal securities transactions, in   such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by AlphaMark Advisors, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of  each employee.

Pursuant to Section 206 of the Advisers Act, both AlphaMark Advisors, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more  than acting with honesty and good faith alone. It means that the AlphaMark Advisors, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

AlphaMark Advisors, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

the duty to have a reasonable, independent basis for the investment advice   provided;
the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances;  and a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, AlphaMark Advisors, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with AlphaMark Advisors, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with AlphaMark Advisors, LLC. AlphaMark Advisors, LLC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Employees are urged to seek the advice of Anne Haggerty, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary  action, up to and including termination of employment with AlphaMark Advisors, LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of AlphaMark Advisors, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Anne Haggerty. Anne Haggerty may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of   the  interests  of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental  principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the  Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, AlphaMark Advisors, LLC shall endeavor to maintain such information on a confidential  basis.

Anne Haggerty shall periodically report to senior management [and the board of directors] of AlphaMark Advisors, LLC to document compliance with this Code.

Access Persons

For purposes of complying with AlphaMark Advisors, LLC’s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this  Code.

Any intern, temporary employee or contract employee who has access to either the network or client files is also considered access persons.

Chief Compliance Officer’s Designee

Unless otherwise specifically noted, AlphaMark Advisors, LLC’s employees are required to submit mandatory reports and attestations to the Chief Compliance Officer. If Anne Haggerty is not available, Michael Simon is the designated alternate.

Standards of Business Conduct

AlphaMark Advisors, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission  (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with   respect to personal securities transactions of all AlphaMark Advisors, LLC’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for AlphaMark Advisors, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Custodial Account Reporting

Although AlphaMark Advisors, LLC does not require access persons to notify the Compliance Department prior to or immediately upon the opening or closing of a custodial account, access persons are reminded of their ongoing personal securities transaction reporting  obligations:

1.
Annual holdings reports must identify the name of each bank or brokerage firm in which any securities are held for the direct or indirect benefit of the access person, and required data pertaining to all reportable securities in which he or she has a direct or indirect pecuniary interest; and

2.
Quarterly transaction reports detailing each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of AlphaMark Advisors, LLC, the Firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets  in a client  portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by AlphaMark Advisors, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All   Confidential Client Information, whether relating to AlphaMark Advisors, LLC’s current or former clients, is  subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding AlphaMark Advisors, LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction.  AlphaMark Advisors, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

As necessary to provide service that the client requested or authorized, or to maintain and service the  client’s account. AlphaMark Advisors, LLC will require that any financial intermediary, agent or other    service provider utilized by AlphaMark Advisors, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by AlphaMark Advisors, LLC only for the performance of the specific service requested by AlphaMark Advisors, LLC;
As required by regulatory authorities or law enforcement officials who have jurisdiction over AlphaMark Advisors, LLC, or as otherwise required by any applicable law. In the event AlphaMark Advisors, LLC is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, AlphaMark Advisors, LLC shall disclose only such information, and only in such detail, as is legally  required;
To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with   AlphaMark Advisors, LLC, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the AlphaMark Advisors, LLC’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with AlphaMark Advisors, LLC, must return all such documents to AlphaMark Advisors,  LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

AlphaMark Advisors, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide AlphaMark Advisors, LLC’s services to clients;
Any supervised person who is authorized to have access to Confidential Client Information in connection  with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
All electronic or computer network access containing any Confidential Client Information shall be password secured and firewall protected from unauthorized  persons;
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or  intercepting  such conversations.

Privacy Policy

As a registered investment adviser, AlphaMark Advisors, LLC and all supervised persons, must comply with   SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P AlphaMark Advisors, LLC has adopted policies and procedures to safeguard the information of natural person  clients.

Enforcement and Review of Confidentiality and Privacy Policies

Anne Haggerty is responsible for reviewing, maintaining and enforcing AlphaMark Advisors, LLC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Anne Haggerty.

Identity Theft Program

Advisors and their clients have increasingly been targeted by scammers who use email to commit fraud. The problem is widespread, and scammers’ attempts are rapidly becoming more sophisticated. This can make it difficult to detect when an email from a client is legitimate, and when it’s the work of a fraudster.

The best defense against this type of fraud is verbal verification of the request.

We know how important it is to keep clients’ assets and information safe. Our firm’s knowledge of our clients’ voices and personal details can serve as an important protection. If you take a call and do not know the client, make a reasonable attempt to identify the caller by asking them to verify at least two data items located under Profiles - account holder information such as date of birth, social, address.  If the caller is unable to verify their identity,  someone who knows the client will return the  call.

Our Identity Theft Program is as follows:
1)	When opening a new account, obtain a copy of a government issued id – make sure it matches the person’s physical description. (eye color, height)

2)
If someone calls for account information if the AlphaMark associate who answers the phone doesn’t know the caller, the associate will verify at least two information items from the schwabinstitutional.com profile section of the account. (such as address, date of birth, social security number, employer)

3)
If someone in the office takes a phone request for a 3rd party wire/security transfer and they aren’t familiar with the client’s voice, someone who is familiar with the client will call the number on file to verify the request. Be aware that caller ID can be hacked.

4)	If we receive an email request for a 3rd party wire/security transfer, we will call the client to verify they sent the instruction.

5)	Both Schwab and TD require a letter of instruction or form signed by the client for 3rd party wires/security transfers and they will want to confirm with the client as well.

6)	Most important, be on the lookout for any out of the ordinary client requests, activities, paperwork in disarray, anything that seems like a red flag!

Social Media

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks  for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recordingkeeping  provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, AlphaMark Advisors, LLC seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

At this time, we do not permit the use of social media for advertising. Someone may refer people to our website or contact them using work email or phone on social media.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and AlphaMark Advisors, LLC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and AlphaMark Advisors, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of AlphaMark Advisors, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a  single question can avoid disciplinary action or complex legal problems. You must notify Anne Haggerty immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by AlphaMark Advisors, LLC), while in the possession of material, nonpublic information, nor may any personnel of AlphaMark Advisors, LLC communicate material, nonpublic information to others in violation of the  law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Anne Haggerty.

Material information often relates to a company’s results and operations, including, for example,   dividend changes, earnings results, changes in previously released earnings estimates, significant  merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United   States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street”  column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to AlphaMark Advisors, LLC’s securities recommendations and client securities holdings and  transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by AlphaMark Advisors, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following  steps:

Report the information and proposed trade immediately to Anne   Haggerty.
Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the  Firm.
Do not communicate the information inside or outside the Firm, other than to Anne Haggerty.   After Anne Haggerty has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will  take.

You should consult with Anne Haggerty before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of AlphaMark Advisors, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative  makes  selective  disclosure  of  adverse  news  to  a  handful  of  investors.  In  such situations, AlphaMark Advisors, LLC must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Anne Haggerty immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.
Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which   expressly forbids trading and “tipping” while in the possession of material, nonpublic information  regarding a tender offer received from the tender offeror, the target company or anyone acting on  behalf of either. Supervised persons of AlphaMark Advisors, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender   offer.

6.	Restricted/Watch Lists

Although AlphaMark Advisors, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain   securities.

Anne Haggerty may place certain securities on a “restricted list.” Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted   list.

Anne Haggerty may place certain securities on a “watch list.” Securities issued by companies about  which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch  list.

Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

Preclearance

Pre-clearance for AlphaMark Employees Investment Trades
When trading equities/stocks (Unless the amount is under $30,000 AND one of the S&P 500 companies), the AlphaMark Fund mutual fund (AMLCX) or the AlphaMark Actively Managed  ETF (SMCP), the access person must receive clearance prior to trading in employee investment accounts. All access persons must complete a “Security Purchase/Sale Pre-Clearance Form”, deliver it to the CCO and receive authorization to  trade from the CCO. Once the trade is approved, the access person has until the time indicated to trade the security. Should the security not trade during the specified time, the access person must complete another “Security Purchase/Sale Pre-Clearance Form” for the new time frame. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of   frontrunning.

Business Ownership

All AlphaMark employee business purchases must receive pre-clearance prior to finalizing any outside   business purchases. All access persons must complete a “Business Ownership Pre-Clearance Form” and receive authorization from the CCO since the Securities and Exchange Commission requires that potential clients and clients be informated of any issues that could be employee conflicts of interest with AlphaMark Advisors. The Chief Compliance Officer monitors all business ownerships of all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives  of  this Code.

Political Contributions

All political contributions must receive pre-clearance prior to making a policial contribution. The requirement is needed so AlphaMark can track and maintain a record of all political contributions. If AlphaMark LLC acts as  an Advisor for a local, state, or national governmental account, it is imperative AlphaMark maintain proper political contribution tracking in order to receive payment for investment advisory services. To receive pre- clearance on political contributions, all access persons must complete a “Political Contribution Pre-Clearance Form” PRIOR to making the contribution. The CCO will review the request and notify the person whether clearance  has  been granted.

Advance pre-clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Personal Securities Transactions

General Policy

AlphaMark Advisors, LLC has adopted the following principles governing personal investment activities by AlphaMark Advisors, LLC’s supervised  persons:

The interests of client accounts will at all times be placed first;
All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
Supervised persons must not take inappropriate advantage of their    positions.

Pre-Clearance Required for Employee trading Forms Overview:
Within 10 days of being hired at AlphaMark, all employees the access person must complete a Personal Securities Statements & Business Holdings New Employee Reporting Requirement form. The form indicates if the employee has any investment accounts or Business holdings.

Quarterly, all employees will complete a Personal Securities Transaction form which list whether the employee had any transactions that need to be reported.

Annually, effecting 12/31 of each year, all employees will complete an Personal Securities Statements & Business Holdings Annual Reporting Requirement which indicates if the employee has any investment accounts and asks for statements, and whether they own any businesses.

Form examples are following this  section.

Any access person of AlphaMark Advisors LLC must request clearance from the CCO PRIOR to trading any equity security (Unless under $30,000 AND one of the S&P 500 companies) OR an AlphaMark mutual fund (AMLCX) or AlphaMark ETF (SMCP). (See list of EXEMPT  SECURITIES)

It is imperative that AlphaMark access personnel not disadvantage our clients by trading when securities in the AlphaMark Funds are traded or the AlphaMark Funds themselves are    traded.

EXEMPT SECURITIES FROM PRE-CLEARANCE: Open ended non AlphaMark Mutual Funds, non AlphaMark ETF’s, ETNs, Index Funds, Index Fund Options, Fixed Income securities, and all cash  equivalents.

Employees will fill out a pre-clearance form on the day they would wish to trade and send completed form via email to the CCO (Anne Haggerty) or deliver in person. If the CCO is out of the office, email/deliver the pre-clearance form to the alternate Review Officer (Mike Simon).

Generally, trading authorizations will be granted for the close of business on the trading day the clearance is   granted.  However, an additional day of limited clearance may be granted if the possibility of a conflict is unlikely.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or  her interest, if any, in such securities or the issuer thereof, including without limitation:

any direct or indirect beneficial ownership of any securities of such issuer; any contemplated transaction by such person in such  securities;
any position with such issuer or its affiliates;   and
any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Anne Haggerty who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Anne Haggerty who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Auditing preapproval requests

Anne Haggerty will compare and match up the preapproval requests received throughout the quarter with the Quarter End Personal Securities Transaction requests received at quarter end, before filing. This is an after the fact double check that the pre-clearance procedure is being followed.

3/13/2017 to 3/13/2017

Compliance Procedures

Reporting Requirements

Every supervised person shall provide initial and annual holding reports and quarterly transaction reports to Anne Haggerty which must contain the information described below. It is the policy of AlphaMark Advisors, LLC that each supervised person must arrange access to their brokerage firm(s) to access duplicate brokerage account statements and trade confirmations of all securities transactions to Anne Haggerty.

1.	Initial Investment Holdings & Business Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file a “Personal Securities Statements & Business Holdings Initial Report” containing the following  information:

Complete the Investment Account Statement Section whether the employee has any investment accounts.
If the employee has investment accounts, they must provide a statement with the following criteria: The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised  person;
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
The date that the report is submitted by the supervised person.
Complete the Business Holdings section whether the employee has any outside business interests.
If the employee has outside business interests, they must provide a list of any and all unrelated business interests to AlphaMark.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised  person.

2.	Annual Holdings Report

Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial investment holdings & business holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following   information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons  had any direct or indirect beneficial  ownership:

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;
The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);   The price of the reportable security at which the transaction was effected;
The name of the broker, dealer or bank with or through whom the transaction was effected; and The date the report is submitted by the supervised  person.

4.	Exempt Transactions

A supervised person need not submit a report with respect  to:

Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that AlphaMark Advisors, LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.	Monitoring and Review of Personal Securities Transactions

Anne Haggerty, or a designee, will monitor and review all reports required under the Code for compliance with AlphaMark Advisors, LLC’s policies regarding personal securities transactions and applicable SEC  rules and regulations. Anne Haggerty may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed AlphaMark Advisors, LLC. Any transactions for any accounts of Anne Haggerty will be reviewed and approved by the President, or other designated supervisory person. Anne Haggerty shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will  inform such supervised persons of their reporting obligations.

Personal Securities Trading  Limitations

As previously stated, AlphaMark Advisors, LLC’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first.  As such, AlphaMark Advisors, LLC expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although AlphaMark Advisors, LLC’s policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal  trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances AlphaMark Advisors, LLC retains the discretionary authority to impose limitations on the personal trading  activities of the access person. Furthermore and as part of AlphaMark Advisors, LLC’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to Anne Haggerty or the access person’s designated reviewer.

Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee’s consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider  trading.

Although AlphaMark Advisors, LLC’s policies do not expressly prohibit access persons’ ability to purchase securities on marginthe Firm retains the discretionary authority to approve or deny any such requests on a trade-by-trade basis.

Furthermore and as part of AlphaMark Advisors, LLC’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Limit Orders

Although AlphaMark Advisors, LLC’s policies generally permit access persons to place limit orders, all preclearance requests seeking preapproval for placement of a limit order shall be subject to manual review.  AlphaMark Advisors, LLC retains the authority to approve or deny such requests on a trade-by-trade basis.

Participation in Affiliated Limited Offerings

As AlphaMark Advisors, LLC currently neither sponsors nor manages private funds, any access person seeking to   invest in a limited offering must submit a preclearance request, providing full details of the proposed transaction.  Such requests shall be manually processed by Anne Haggerty or the access person’s designated reviewer who shall obtain additional information, including the source of the investment opportunity in order to evaluate any potential conflicts of interests. The CCO and/or designated reviewer may also consult with one or more portfolio managers to determine whether they have any foreseeable interest in investing in the security on behalf of Firm clients.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her conflict of interest, if any, in such securities or the issuer thereof, including without limitation:

any direct or indirect beneficial ownership of any securities of such issuer; any contemplated transaction by such person in such securities;
any position with such issuer or its affiliates; and
any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Anne Haggerty or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of AlphaMark Advisors, LLC’s clients. Where board service or an officer position is approved, AlphaMark Advisors, LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s  securities.

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. AlphaMark Advisors, LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

AlphaMark Advisors, LLC’s policy with respect to gifts and entertainment is as follows:

giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of   interest;
supervised persons should not accept or provide any gifts, entertainment or favors that might influence   the decisions you or the recipient must make in business transactions involving AlphaMark Advisors, LLC,   or that others might reasonably believe would influence those decisions;
modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms    to generally accepted business practices also is permissible;  and
where there is a law or rule that applies to the conduct of a particular business or the acceptance of   gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

According to the DOL’s Enforcement Manual, gifts and entertainment from one individual or entity that have   an aggregate annual value of less than $250 (and that do not violated any plan policy or provision) are considered “insubstantial” and are generally not treated as violations of Section 406(b)(3). Advisers are  required to report gifts to certain Taft-Hartley plan trustees to the DOL (e.g., payments of $250 or more per  year per person must be reported on Form LM-10).

Political Contributions

See Pre-Clearance Section. All Political contributions must be Pre-cleared.

Covered Associates

For purposes of complying with AlphaMark Advisors, LLC’s policies and procedures, generally all supervised persons of the Firm are regarded as “covered associates” (as that term is defined in the preceding section) and are therefore subject to all applicable procedures and reporting obligations as set forth in this Code.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is AlphaMark Advisors, LLC’s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of AlphaMark Advisors, LLC shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from AlphaMark Advisors, LLC should be professional at all times, avoiding sensational  or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature.  The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior  management.

What is a Rumor? In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is: not published by widely circulated public media, or
the source is not identified in writing,   and
there has been no action or statement by a regulator, court or legal authority lending credence to the rumor,  or there has been no acknowledgement or comment on the rumor from an official spokesperson  or senior management of the issuer.

When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market  behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty,  only:

as set forth in these procedures,
when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally: Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor,  or discussions among market participants seeking to explain market or trading conditions or one's views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

provides the origin of the information (where possible);
gives it no additional credibility or embellishment;
makes clear that the information is a rumor; and
makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior  management.

Reporting & Monitoring: In order to ensure compliance with this policy, AlphaMark Advisors, LLC may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the  purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails    or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls,  Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of AlphaMark Advisors, LLC has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our  firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of AlphaMark Advisors, LLC evidence the Firm’s unwavering intent to place the interests of clients ahead of self- interest for AlphaMark Advisors, LLC, our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person  in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or    a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation. AlphaMark Advisors, LLC’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct by submitting a ‘Report a Violation’ form available on the main web portal of this program. By default, the report will be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to Anne Haggerty or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported  concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable AlphaMark Advisors, LLC to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal   as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Anne Haggerty or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

Anne Haggerty shall promptly report to senior management all apparent material violations of the Code.  When Anne Haggerty finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of   the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code  has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

Anne Haggerty shall maintain and cause to be maintained in a readily accessible place the following records:

a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past six   years;
a record of any violation of AlphaMark Advisors, LLC’s Code and any action that was taken as a result of such violation for a period of six years from the end of the fiscal year in which the violation occurred;
a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past six years was, a supervised person which shall be retained for   six years after the individual ceases to be a supervised person of AlphaMark Advisors, LLC;
a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
a list of all persons who are, or within the preceding six years have been, access persons; and
a record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past six years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to Anne Haggerty that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to Anne Haggerty in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii)  and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to Anne Haggerty that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Anne Haggerty regarding any inquiries pertaining to the Code or the policies established herein.

Definitions

For the purposes of this Code, the following definitions shall  apply:

“1933 Act” means the Securities Act of 1933, as   amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

(Note: If a firm’s primary business is providing investment advice, all of the firm’s directors, officers, and partners are presumed to be access  persons.)

“Account” or “covered account” means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person’s immediate family (e.g., a spouse or  domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

(Note: AlphaMark Advisors, LLC may wish to extend this definition, and the concomitant reporting requirements, to other persons living in the employee’s  household.)

“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Advisory persons” means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to  the making of recommendations with respect to fund  transactions.
“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment    plan.
“Beneficial interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a    security for purposes of Section 16 of such Act and the rules and regulations thereunder.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
“Blackout period” represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.
“Chief Compliance Officer” (CCO) refers to the Chief Compliance Officer of AlphaMark Advisors, LLC. “Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.
“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.       “Covered associate” means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and Z(iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
“Covered investment pool” means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders (“3(c)(1) funds”); (b) have only qualified purchasers (“3(c)(7) funds”);  or (c) are collective investment funds maintained by a bank (“3(c)(11) funds”). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment  Advisers)
“Front running” can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of material nonpublic information.

“Government entity” means any state or political subdivision of a state, including (i) any agency,  authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any   of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment  Advisers)
“Initial public offering” (IPO) means an offering of securities registered under the Securities Act of 1933,    the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
“Inside information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important   in deciding whether to buy, sell or retain a security or would view it as having significantly altered the  ‘total mix’ of information available.
“Insider” is broadly defined as it applies to AlphaMark Advisors, LLC’s Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for AlphaMark Advisors, LLC’s purposes. A temporary insider can include, among others, AlphaMark Advisors, LLC’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, AlphaMark Advisors, LLC may  become a temporary insider of a client it advises or for which it performs other services. If a client expects AlphaMark Advisors, LLC to keep the disclosed non-public information confidential and the relationship implies such a duty, then AlphaMark Advisors, LLC will be considered an  insider.
“Insider trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to  others.
“Investment person” means a supervised person of AlphaMark Advisors, LLC who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who   help execute and/or implement the portfolio manager’s decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls AlphaMark Advisors, LLC and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.
“Investment-related” means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-  dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings   association).
“Limited offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities  Act  of 1933.
“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser  by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers) “Plan or program of a government entity” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
“Private fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.
“Registered fund” means an investment company registered under the Investment Company Act. “Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal  underwriter.
“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except    that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money  market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual   funds, unless AlphaMark Advisors, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless AlphaMark Advisors, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless AlphaMark Advisors, LLC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the   529 Plan that is a college savings plan.
“Restricted list” typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

(Note: The above definition of ‘reportable security’ that applies to SEC-registered advisers may be at variance with the definition applicable to some state-registered advisers. State-registered advisers should consult the personal trading record keeping and reporting requirements for their home state.)

“Supervised person” means any directors, officers and partners of AlphaMark Advisors, LLC (or other persons occupying a similar status or performing similar functions); employees of AlphaMark Advisors, LLC; and any other person who provides advice on behalf of AlphaMark Advisors, LLC and is subject to AlphaMark Advisors, LLC’s supervision and  control.
“Tipping” means communication of material nonpublic information to others.
“Watch list securities” typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm’s securities analysts or may more broadly apply the restriction to some or all access persons.

(Note: Additional categories of persons may be defined as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer.)

(Note: For some firms, a more extensive listing of definitions may be appropriate, especially if RIA elects to apply certain optional provisions of the Code to a subset of access persons such as portfolio managers and traders.)